CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, SUITE 3-200
AUSTIN, TEXAS 78730-1111
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817- 336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

March 15, 2024

Mr. Bryan Freeman – Executive Vice President
Prairie Operating Company
602 Sawyer Street
Houston, TX 77007

Re: Evaluation Summary
Prairie Operating Co. Interests
– Central Weld Assets
Total Proved Reserves
Certain Properties in Weld Co., CO
As of January 31, 2024

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Freeman:

As requested, this report was completed on March 15, 2024 for *Prairie Operating Co.* ("Prairie") interests in the Central Weld Assets, for the purpose of public disclosure by Prairie in filings made with the *Securities and Exchange Commission* ("SEC") in accordance with the disclosure requirements set forth in the SEC regulations. We evaluated 100% of the Central Weld Assets total proved reserves in Weld County, Colorado, as per information from Prairie. This evaluation utilized an effective date of January 31, 2024, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The results of this evaluation are presented in the accompanying tabulations, with a composite summary of the values presented below:

		Proved Developed Producing	Proved Undeveloped	Total Proved
Net Reserves				
Oil	- Mbbl	2,652.7	8,846.9	11,499.6
Gas	- MMcf	7,866.0	23,891.2	31,757.1
NGL	- Mbbl	1,347.2	4,112.4	5,459.6
Net Revenue				
Oil	- M$	202,271.7	674,573.8	876,845.6
Gas	- M$	16,881.7	51,856.3	68,737.9
NGL	- M$	27,522.0	84,012.3	111,534.3
Severance Taxes	- M$	937.4	3,079.7	4,017.0
Ad Valorem Taxes	- M$	16,329.9	53,651.3	69,981.2
Future Production Costs	- M$	69,665.4	197,614.1	267,279.5
Future Development Costs	- M$	1,234.1	244,740.0	245,974.1
Net Operating Income (BFIT)	- M$	158,508.6	311,357.3	469,866.0
Discounted @ 10%	**- M$**	**102,349.8**	**144,450.7**	**246,800.5**

Net Revenue is prior to deducting state production taxes and ad valorem taxes. *Future net cash flow* (net operating income) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the *future net cash flow* has been discounted at an annual rate of ten (10) percent to determine *present worth*. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties by Cawley, Gillespie & Associates, Inc. ("CG&A").

The oil reserves include oil and condensate. Oil and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Presentation

This report is divided into three (3) reserve category sections: Total Proved ("TP"), Proved Developed Producing ("PDP") and Proved Undeveloped ("PUD"). Within each category section are grand total Table I and Table II summaries. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. The data presented in each Table I is explained in page one (1) of the Appendix. For a more detailed explanation of the report layout please refer to the Table of Contents following this letter.

Hydrocarbon Pricing

The base SEC oil and gas prices calculated for January 31, 2024 were $77.50/bbl and $2.554/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The SEC base oil price is based upon WTI-Cushing spot prices (EIA) and the SEC base gas price is based upon Henry Hub spot prices (Platts Gas Daily) from February 2023 through January 2024. Furthermore, NGL prices were adjusted on a per-property basis and averaged 26.8% of the proved net oil price on a composite basis.

Adjustments to oil and gas prices were made based upon data provided by your office and include adjustments for treating costs and/or crude quality and gravity corrections. After these adjustments, the net realized prices over the life of the proved properties were estimated to be $76.250 per barrel of oil, $2.164 per MCF of gas and $20.429 per barrel for NGL. All economic factors were held constant in accordance with SEC guidelines.

Future Development Costs, Expenses and Taxes

Future development costs (capital investments) and future production costs (lease operating expenses) were forecast as provided by your office and reviewed in detail for reasonableness. As you explained, the capital costs were based on the most current estimates, lease operating expenses (LOE) were based on the analysis of regional average expenses. LOE includes fixed and variable components. The fixed LOE costs represent all costs not tied to produced volumes and can be found as Operating Expense (column 22) in the attached tables. The variable costs consist of fees for gas compression, processing and transportation, and other variable expenses. These costs can be found as Other Deductions (column 27) in the attached tables. Future development costs and future production costs were held constant in accordance with SEC guidelines.

Severance tax rates were applied at normal state percentages of oil and gas revenue, ad valorem taxes were based on historic data as provided by the company and both were applied on a well-by-well basis.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined on pages three (3) and four (4) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

CG&A evaluated 62 PUD cases which are proposed as part of Prairie's development plans. Each of the locations conform to the proved undeveloped standards as set forth by the SEC. Undeveloped reserves were assigned based on regional type curves and analogy to recent, modern completions. The development schedule was provided by *Prairie Operating Co.* based upon their go forward plan and was accepted as furnished. In our opinion, Prairie has indicated it has every intent to complete this development plan as scheduled. Furthermore, Prairie has indicated to CG&A that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page two (2) of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends mainly on the amount of the reliable geologic and engineering data available at the time of the estimate and the interpretation of such data, as well as the inherent uncertainties attributable to variations in reservoir and rock quality, offset drainage, mechanical wellbore integrity among others. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. This report addresses only the proved reserves attributable to the properties evaluated herein.

Non-producing reserve estimates for undeveloped properties were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting PUD reserves for Prairie's properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

General Discussion

The reserve estimates were based on interpretations of factual data furnished by *Prairie Operating Co.* Tax values, investments and ownership interests were also supplied by your office and were accepted as furnished. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been considered in this evaluation as directed.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or *Prairie Operating Co.* and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

STATE OF TEXAS
W. TODD BROOKER
83462
LICENSED
PROFESSIONAL ENGINEER

W. Todd Brooker

W. TODD BROOKER, P.E.
PRESIDENT

Thomas M Barr

THOMAS M. BARR
SENIOR ENGINEER

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, SUITE 3-200
AUSTIN, TEXAS 78730-1111
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817- 336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

Professional Qualifications of W. Todd Brooker, P.E.
Primary Technical Person

The evaluation summarized by this report was conducted by a proficient team of geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. This report was supervised by Todd Brooker, President of Cawley, Gillespie & Associates, Inc. (CG&A).

Prior to joining CG&A, Mr. Brooker worked in Gulf of Mexico drilling and production engineering at Chevron USA. Mr. Brooker has been an employee of CG&A since 1992 and became President in 2017. His responsibilities include reserve and economic evaluations, fair market valuations, expert reporting and testimony, field/reservoir studies, pipeline resource assessments, field development planning and acquisition/divestiture analysis. His reserve reports are routinely used for public company U.S. Securities and Exchange Commission (SEC) disclosures. His experience includes significant projects in both conventional and unconventional resources in every major U.S. producing basin and abroad, including oil and gas shale plays, coalbed methane fields, waterfloods and complex, faulted structures.

Mr. Brooker graduated with honors from the University of Texas at Austin in 1989 with a Bachelor of Science degree in Petroleum Engineering. He is a registered Professional Engineer in the State of Texas (License #83462), and a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE).

Based on his educational background, professional training and more than 30 years of experience, Mr. Brooker and CG&A continue to deliver independent, professional, ethical and reliable engineering and geological services to the petroleum industry.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

TABLE OF CONTENTS
Prairie Operating Co. Interests – Central Weld Assets
As of January 31, 2024

Note: *Table I's are Grand Total Summaries of Reserves and Economics.*

Table I-TP

Composite Reserve Estimates and Economic Forecasts
Prairie Operating Co. Interests - Central Weld Assets
Certain Properties in Weld County, Colorado
Total Proved Reserves
As of January 31, 2024

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	1,468.6	2,609.2	364.2	1,082.615	1,498.112	276.441	76.250	2.143	20.429
12-2025	4,490.9	10,490.4	1,380.1	3,081.341	5,427.613	960.524	76.250	2.168	20.429
12-2026	2,121.7	9,027.9	1,136.5	1,452.189	4,589.468	779.326	76.250	2.168	20.429
12-2027	1,146.8	5,696.9	696.7	784.247	2,783.935	462.308	76.250	2.179	20.429
12-2028	840.4	4,259.1	518.8	569.827	2,031.405	338.838	76.250	2.176	20.429
12-2029	672.3	3,359.5	411.1	452.350	1,609.700	269.768	76.250	2.174	20.429
12-2030	566.4	2,820.9	345.7	380.260	1,357.999	227.631	76.250	2.173	20.429
12-2031	491.8	2,449.7	300.4	330.379	1,183.180	198.276	76.250	2.173	20.429
12-2032	437.1	2,180.6	267.4	293.164	1,052.784	176.321	76.250	2.173	20.429
12-2033	392.3	1,961.2	240.6	258.589	928.826	155.213	76.250	2.174	20.429
12-2034	357.0	1,789.9	219.6	229.695	824.419	137.351	76.250	2.175	20.429
12-2035	327.7	1,648.4	202.2	206.093	740.105	122.956	76.250	2.177	20.429
12-2036	299.6	1,412.3	177.2	188.693	646.112	109.634	76.250	2.164	20.429
12-2037	275.8	1,254.0	159.4	172.896	576.545	98.986	76.250	2.157	20.429
12-2038	256.2	1,153.2	147.4	160.734	532.016	91.811	76.250	2.154	20.429
12-2039	236.9	1,036.7	134.3	149.263	483.752	84.539	76.250	2.146	20.429
12-2040	222.3	971.6	126.1	140.084	453.737	79.444	76.250	2.146	20.429
12-2041	207.7	908.9	118.0	130.883	424.566	74.388	76.250	2.145	20.429
12-2042	194.4	839.9	109.6	122.429	392.997	69.260	76.250	2.143	20.429
S Tot	15,006.2	55,870.4	7,055.5	10,185.729	27,537.270	4,713.016	76.250	2.168	20.429
After	2,140.7	9,222.9	1,207.1	1,313.9	4,219.874	746.590	76.250	2.142	20.429
Total	17,146.9	65,093.3	8,262.5	11,499.614	31,757.144	5,459.606	76.250	2.164	20.429
Cum	2,117.4	5,042.7	437.4						
Ult	19,264.3	70,136.0	8,699.9						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	82,549.384	3,209.929	5,647.416	0.000	0.000	91,406.729	347.346	6,051.125	7.893
12-2025	234,952.237	11,768.231	19,622.545	0.000	0.000	266,343.013	1,012.103	17,631.907	8.174
12-2026	110,729.444	9,948.100	15,920.844	0.000	0.000	136,598.388	519.074	9,042.813	11.502
12-2027	59,798.797	6,066.521	9,444.481	0.000	0.000	75,309.799	286.177	4,985.509	13.040
12-2028	43,449.299	4,420.863	6,922.130	0.000	0.000	54,792.292	208.211	3,627.250	13.011
12-2029	34,491.711	3,499.019	5,511.096	0.000	0.000	43,501.826	165.307	2,879.821	12.766
12-2030	28,994.808	2,951.153	4,650.279	0.000	0.000	36,596.241	139.066	2,422.671	12.314
12-2031	25,191.417	2,570.958	4,050.576	0.000	0.000	31,812.952	120.889	2,106.017	11.892
12-2032	22,353.733	2,287.625	3,602.070	0.000	0.000	28,243.428	107.325	1,869.715	12.224
12-2033	19,717.431	2,019.164	3,170.849	0.000	0.000	24,907.444	94.648	1,648.873	12.808
12-2034	17,514.269	1,793.376	2,805.946	0.000	0.000	22,113.591	84.032	1,463.920	13.365
12-2035	15,714.605	1,610.919	2,511.871	0.000	0.000	19,837.395	75.382	1,313.236	13.919
12-2036	14,387.813	1,398.264	2,239.707	0.000	0.000	18,025.785	68.498	1,193.307	14.418
12-2037	13,183.298	1,243.638	2,022.184	0.000	0.000	16,449.120	62.507	1,088.932	14.975
12-2038	12,255.961	1,145.937	1,875.615	0.000	0.000	15,277.514	58.055	1,011.371	15.500
12-2039	11,381.321	1,038.307	1,727.043	0.000	0.000	14,146.671	53.757	936.510	15.989
12-2040	10,681.368	973.528	1,622.955	0.000	0.000	13,277.851	50.456	878.994	16.522
12-2041	9,979.800	910.819	1,519.672	0.000	0.000	12,410.291	47.159	821.561	17.172
12-2042	9,335.174	842.146	1,414.917	0.000	0.000	11,592.237	44.051	767.406	17.808
S Tot	776,661.869	59,698.499	96,282.197	0.000	0.000	932,642.565	3,544.042	61,740.938	11.345
After	100,183.708	9,039.447	15,252.097	0.000	0.000	124,475.252	473.006	8,240.262	25.937
Total	876,845.577	68,737.946	111,534.294	0.000	0.000	1,057,117.817	4,017.048	69,981.199	13.140

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	4,697.396	54	48.5	0.000	0.000	7,236.149	191,233.354	-118,158.641	-118,158.641	-113,548.325
12-2025	13,171.751	88	74.7	0.000	0.000	24,513.361	50,970.870	159,043.019	40,884.378	23,732.609
12-2026	12,602.521	88	74.7	0.000	0.000	18,725.107	.000	95,708.872	136,593.249	100,382.599
12-2027	9,184.579	88	74.7	0.000	0.000	11,010.426	.000	49,843.108	186,436.357	136,496.962
12-2028	6,656.964	88	74.7	0.000	0.000	8,027.715	.000	36,272.153	222,708.511	160,363.679
12-2029	5,073.107	88	74.7	0.000	0.000	6,365.415	.000	29,018.176	251,726.687	177,709.741
12-2030	3,927.603	88	74.7	0.000	0.000	5,363.896	.000	24,743.005	276,469.692	191,151.543
12-2031	3,138.149	88	74.7	0.000	0.000	4,668.214	.000	21,779.682	298,249.374	201,907.253
12-2032	2,980.259	88	74.7	0.000	0.000	4,149.375	.000	19,136.754	317,386.128	210,498.713
12-2033	2,935.209	88	74.7	0.000	0.000	3,651.738	.000	16,576.976	333,963.104	217,263.693
12-2034	2,871.902	88	74.7	0.000	0.000	3,227.792	.000	14,465.946	348,429.050	222,632.504
12-2035	2,810.090	88	74.7	0.000	0.000	2,887.784	.000	12,750.904	361,179.954	226,932.790
12-2036	2,741.977	88	74.7	0.000	0.000	2,558.597	115.941	11,347.465	372,527.418	230,413.204
12-2037	2,690.671	84	72.5	0.000	0.000	2,300.992	.000	10,306.019	382,833.437	233,285.026
12-2038	2,661.132	84	72.5	0.000	0.000	2,129.605	.000	9,417.351	392,250.787	235,670.851
12-2039	2,602.311	80	70.3	0.000	0.000	1,952.105	91.477	8,510.510	400,761.297	237,630.230
12-2040	2,584.405	80	70.3	0.000	0.000	1,832.690	34.871	7,896.436	408,657.733	239,283.614
12-2041	2,577.869	79	69.6	0.000	0.000	1,715.061	.000	7,248.641	415,906.374	240,663.117
12-2042	2,554.190	79	69.6	0.000	0.000	1,594.150	34.871	6,597.569	422,503.942	241,804.715
S Tot	88,462.086			0.000	0.000	113,910.172	242,481.384	422,503.942	422,503.942	241,804.715
After	47,704.469			0.000	0.000	17,202.748	3,492.744	47,362.022	469,865.964	246,800.464
Total	136,166.555			0.000	0.000	131,112.922	245,974.128	469,865.964	469,865.964	246,800.464

SEC Price (1/31/2024)

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	77.50	2.554
Thereafter	Flat	Flat
Cap	77.50	2.554

Percent	Cum. Disc.
10.00	246,800.464
12.00	223,264.754
15.00	193,995.316
20.00	156,373.352
30.00	105,590.743
35.00	87,488.093
40.00	72,510.443
40.00	72,510.443
50.00	49,162.944

11 Months in first year 48.348 Year Life (06/2072)

Table I-PDP

Composite Reserve Estimates and Economic Forecasts
Prairie Operating Co. Interests - Central Weld Assets
Certain Properties in Weld County, Colorado
Proved Developed Producing Reserves
As of January 31, 2024

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	744.3	2,024.4	267.9	587.951	1,204.775	212.185	76.250	2.146	20.429
12-2025	379.3	1,496.8	194.6	298.484	888.839	153.724	76.250	2.144	20.429
12-2026	264.2	1,052.7	135.3	207.263	623.863	106.548	76.250	2.145	20.429
12-2027	210.1	845.1	107.9	164.515	500.309	84.801	76.250	2.146	20.429
12-2028	177.0	719.2	91.4	136.079	420.858	71.307	76.250	2.148	20.429
12-2029	153.1	628.5	79.6	113.596	360.095	61.130	76.250	2.148	20.429
12-2030	135.7	562.5	71.1	99.309	319.630	54.127	76.250	2.149	20.429
12-2031	122.1	511.1	64.4	89.189	289.999	49.003	76.250	2.149	20.429
12-2032	111.4	470.6	59.2	81.241	266.776	45.003	76.250	2.150	20.429
12-2033	101.8	434.5	54.6	74.195	246.123	41.468	76.250	2.150	20.429
12-2034	93.8	404.5	50.8	68.230	228.607	38.479	76.250	2.150	20.429
12-2035	86.8	378.2	47.5	62.872	212.637	35.759	76.250	2.150	20.429
12-2036	80.8	355.5	44.6	58.095	198.192	33.298	76.250	2.151	20.429
12-2037	74.9	332.9	41.8	52.545	180.355	30.222	76.250	2.151	20.429
12-2038	69.8	312.9	39.3	48.713	168.572	28.233	76.250	2.152	20.429
12-2039	65.0	294.1	36.9	45.366	158.464	26.540	76.250	2.152	20.429
12-2040	60.2	271.9	34.3	42.157	147.182	24.782	76.250	2.149	20.429
12-2041	55.8	253.0	32.0	39.089	137.209	23.150	76.250	2.148	20.429
12-2042	51.6	223.3	28.7	36.238	123.049	21.127	76.250	2.141	20.429
S Tot	3,037.8	11,571.6	1,482.0	2,305.128	6,675.532	1,140.887	76.250	2.147	20.429
After	502.1	2,200.0	285.2	347.6	1,190.437	206.315	76.250	2.139	20.429
Total	3,539.9	13,771.6	1,767.2	2,652.744	7,865.969	1,347.202	76.250	2.146	20.429
Cum	2,117.4	5,042.7	437.4						
Ult	5,657.2	18,814.3	2,204.6						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	44,831.257	2,585.532	4,334.733	0.000	0.000	51,751.523	196.656	3,425.951	9.332
12-2025	22,759.389	1,905.892	3,140.430	0.000	0.000	27,805.711	105.662	1,840.738	12.151
12-2026	15,803.810	1,338.406	2,176.662	0.000	0.000	19,318.877	73.412	1,278.910	12.592
12-2027	12,544.286	1,073.904	1,732.408	0.000	0.000	15,350.597	58.332	1,016.210	12.329
12-2028	10,376.042	903.803	1,456.722	0.000	0.000	12,736.567	48.399	843.161	11.999
12-2029	8,661.688	773.613	1,248.827	0.000	0.000	10,684.128	40.600	707.289	11.591
12-2030	7,572.302	686.851	1,105.754	0.000	0.000	9,364.907	35.587	619.957	11.687
12-2031	6,800.657	623.315	1,001.081	0.000	0.000	8,425.052	32.015	557.738	12.250
12-2032	6,194.639	573.494	919.374	0.000	0.000	7,687.507	29.213	508.913	12.786
12-2033	5,657.361	529.153	847.160	0.000	0.000	7,033.674	26.728	465.629	13.354
12-2034	5,202.537	491.538	786.090	0.000	0.000	6,480.165	24.625	428.987	13.913
12-2035	4,794.021	457.242	730.521	0.000	0.000	5,981.784	22.731	395.994	14.488
12-2036	4,429.747	426.230	680.241	0.000	0.000	5,536.218	21.038	366.498	15.040
12-2037	4,006.578	388.012	617.407	0.000	0.000	5,011.998	19.046	331.794	15.651
12-2038	3,714.348	362.688	576.773	0.000	0.000	4,653.810	17.684	308.082	16.290
12-2039	3,459.150	340.941	542.190	0.000	0.000	4,342.282	16.501	287.459	16.967
12-2040	3,214.490	316.333	506.279	0.000	0.000	4,037.102	15.341	267.256	17.520
12-2041	2,980.544	294.779	472.923	0.000	0.000	3,748.247	14.243	248.134	18.256
12-2042	2,763.171	263.426	431.602	0.000	0.000	3,458.199	13.141	228.933	18.944
S Tot	175,766.018	14,335.153	23,307.175	0.000	0.000	213,408.347	810.952	14,127.633	12.407
After	26,505.711	2,546.541	4,214.808	0.000	0.000	33,267.059	126.415	2,202.279	26.553
Total	202,271.729	16,881.694	27,521.983	0.000	0.000	246,675.406	937.367	16,329.912	14.395

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	3,378.802	26	24.5	0.000	0.000	5,269.158	.000	39,480.957	39,480.957	37,989.633
12-2025	3,038.563	26	24.5	0.000	0.000	3,602.695	.000	19,218.053	58,699.010	54,856.144
12-2026	2,288.572	26	24.5	0.000	0.000	2,502.745	.000	13,175.238	71,874.248	65,347.862
12-2027	1,741.767	26	24.5	0.000	0.000	1,994.213	.000	10,540.075	82,414.324	72,973.596
12-2028	1,363.829	26	24.5	0.000	0.000	1,666.840	.000	8,814.339	91,228.662	78,770.564
12-2029	1,055.735	26	24.5	0.000	0.000	1,417.257	.000	7,463.247	98,691.910	83,231.387
12-2030	941.128	26	24.5	0.000	0.000	1,253.223	.000	6,515.013	105,206.922	86,770.499
12-2031	941.128	26	24.5	0.000	0.000	1,133.688	.000	5,760.482	110,967.404	89,615.130
12-2032	941.128	26	24.5	0.000	0.000	1,040.211	.000	5,168.043	116,135.447	91,934.894
12-2033	941.128	26	24.5	0.000	0.000	957.443	.000	4,642.745	120,778.192	93,829.168
12-2034	939.927	26	24.5	0.000	0.000	887.435	.000	4,199.191	124,977.383	95,386.842
12-2035	937.120	26	24.5	0.000	0.000	823.924	.000	3,802.015	128,779.398	96,668.953
12-2036	929.903	26	24.5	0.000	0.000	766.149	.000	3,452.632	132,232.030	97,727.520
12-2037	906.085	26	24.5	0.000	0.000	694.187	.000	3,060.886	135,292.916	98,580.564
12-2038	902.477	26	24.5	0.000	0.000	647.677	.000	2,777.889	138,070.804	99,284.302
12-2039	902.477	26	24.5	0.000	0.000	608.086	.000	2,527.759	140,598.564	99,866.501
12-2040	884.571	26	24.5	0.000	0.000	566.021	34.871	2,269.043	142,867.606	100,341.772
12-2041	878.067	25	23.9	0.000	0.000	527.713	.000	2,080.090	144,947.696	100,737.671
12-2042	856.360	25	23.9	0.000	0.000	478.800	34.871	1,846.094	146,793.790	101,057.181
S Tot	24,768.766			0.000	0.000	26,837.465	69.742	146,793.790	146,793.790	101,057.181
After	13,371.128			0.000	0.000	4,688.061	1,164.346	11,714.830	158,508.620	102,349.799
Total	38,139.895			0.000	0.000	31,525.525	1,234.088	158,508.620	158,508.620	102,349.799

SEC Price (1/31/2024)

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	77.50	2.554
Thereafter	Flat	Flat
Cap	77.50	2.554

Percent	Cum. Disc.
10.00	102,349.799
12.00	96,606.222
15.00	89,552.185
20.00	80,643.997
30.00	68,889.730
35.00	64,751.380
40.00	61,331.301
40.00	61,331.301
50.00	55,968.927

11 Months in first year 48.348 Year Life (06/2072)

Table I-PUD

Composite Reserve Estimates and Economic Forecasts
Prairie Operating Co. Interests - Central Weld Assets
Certain Properties in Weld County, Colorado
Proved Undeveloped Reserves
As of January 31, 2024

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	724.3	584.8	96.4	494.664	293.337	64.256	76.250	2.129	20.429
12-2025	4,111.6	8,993.5	1,185.5	2,782.857	4,538.774	806.800	76.250	2.173	20.429
12-2026	1,857.5	7,975.2	1,001.1	1,244.926	3,965.605	672.778	76.250	2.171	20.429
12-2027	936.7	4,851.8	588.8	619.731	2,283.626	377.506	76.250	2.186	20.429
12-2028	663.4	3,539.9	427.4	433.748	1,610.547	267.532	76.250	2.184	20.429
12-2029	519.2	2,731.0	331.5	338.754	1,249.605	208.638	76.250	2.181	20.429
12-2030	430.7	2,258.4	274.6	280.951	1,038.369	173.505	76.250	2.181	20.429
12-2031	369.7	1,938.6	235.9	241.190	893.181	149.273	76.250	2.181	20.429
12-2032	325.8	1,710.0	208.2	211.923	786.009	131.318	76.250	2.181	20.429
12-2033	290.5	1,526.8	185.9	184.394	682.703	113.745	76.250	2.183	20.429
12-2034	263.2	1,385.4	168.7	161.465	595.813	98.872	76.250	2.185	20.429
12-2035	240.9	1,270.3	154.7	143.221	527.468	87.197	76.250	2.187	20.429
12-2036	218.8	1,056.8	132.6	130.598	447.920	76.336	76.250	2.170	20.429
12-2037	200.9	921.2	117.7	120.350	396.190	68.764	76.250	2.160	20.429
12-2038	186.5	840.3	108.2	112.021	363.444	63.578	76.250	2.155	20.429
12-2039	172.0	742.6	97.4	103.897	325.287	57.999	76.250	2.144	20.429
12-2040	162.1	699.7	91.8	97.926	306.554	54.661	76.250	2.144	20.429
12-2041	151.9	655.9	86.0	91.794	287.357	51.238	76.250	2.144	20.429
12-2042	142.8	616.6	80.9	86.190	269.948	48.133	76.250	2.144	20.429
S Tot	11,968.4	44,298.8	5,573.4	7,880.601	20,861.738	3,572.129	76.250	2.174	20.429
After	1,638.7	7,023.0	921.8	966.3	3,029.437	540.276	76.250	2.143	20.429
Total	13,607.0	51,321.7	6,495.3	8,846.870	23,891.175	4,112.404	76.250	2.171	20.429
Cum	.0	.0	.0						
Ult	13,607.0	51,321.7	6,495.3						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	37,718.127	624.397	1,312.683	0.000	0.000	39,655.206	150.690	2,625.175	5.613
12-2025	212,192.848	9,862.339	16,482.115	0.000	0.000	238,537.302	906.442	15,791.169	7.639
12-2026	94,925.634	8,609.694	13,744.183	0.000	0.000	117,279.510	445.662	7,763.904	11.325
12-2027	47,254.512	4,992.617	7,712.074	0.000	0.000	59,959.202	227.845	3,969.299	13.213
12-2028	33,073.257	3,517.060	5,465.409	0.000	0.000	42,055.725	159.812	2,784.089	13.303
12-2029	25,830.023	2,725.406	4,262.269	0.000	0.000	32,817.698	124.707	2,172.532	13.134
12-2030	21,422.506	2,264.302	3,544.525	0.000	0.000	27,231.333	103.479	1,802.714	12.522
12-2031	18,390.760	1,947.644	3,049.495	0.000	0.000	23,387.900	88.874	1,548.279	11.767
12-2032	16,159.093	1,714.130	2,682.697	0.000	0.000	20,555.920	78.112	1,360.802	12.021
12-2033	14,060.070	1,490.011	2,323.689	0.000	0.000	17,873.770	67.920	1,183.244	12.599
12-2034	12,311.732	1,301.838	2,019.856	0.000	0.000	15,633.427	59.407	1,034.933	13.144
12-2035	10,920.584	1,153.676	1,781.350	0.000	0.000	13,855.611	52.651	917.241	13.679
12-2036	9,958.066	972.034	1,559.466	0.000	0.000	12,489.566	47.460	826.809	14.143
12-2037	9,176.720	855.626	1,404.777	0.000	0.000	11,437.123	43.461	757.138	14.676
12-2038	8,541.612	783.249	1,298.842	0.000	0.000	10,623.704	40.370	703.289	15.148
12-2039	7,922.171	697.365	1,184.853	0.000	0.000	9,804.389	37.257	649.051	15.545
12-2040	7,466.878	657.195	1,116.676	0.000	0.000	9,240.749	35.115	611.738	16.074
12-2041	6,999.255	616.040	1,046.749	0.000	0.000	8,662.044	32.916	573.427	16.690
12-2042	6,572.003	578.721	983.315	0.000	0.000	8,134.038	30.909	538.473	17.315
S Tot	600,895.852	45,363.345	72,975.022	0.000	0.000	719,234.218	2,733.090	47,613.305	11.021
After	73,677.997	6,492.906	11,037.289	0.000	0.000	91,208.193	346.591	6,037.982	25.707
Total	674,573.849	51,856.251	84,012.311	0.000	0.000	810,442.411	3,079.681	53,651.288	12.748

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	1,318.595	28	24.0	0.000	0.000	1,966.992	191,233.354	-157,639.598	-157,639.598	-151,537.958
12-2025	10,133.188	62	50.2	0.000	0.000	20,910.666	50,970.870	139,824.966	-17,814.632	-31,123.535
12-2026	10,313.948	62	50.2	0.000	0.000	16,222.363	.000	82,533.633	64,719.001	35,034.737
12-2027	7,442.812	62	50.2	0.000	0.000	9,016.213	.000	39,303.033	104,022.034	63,523.366
12-2028	5,293.135	62	50.2	0.000	0.000	6,360.875	.000	27,457.814	131,479.848	81,593.116
12-2029	4,017.372	62	50.2	0.000	0.000	4,948.158	.000	21,554.929	153,034.777	94,478.355
12-2030	2,986.474	62	50.2	0.000	0.000	4,110.673	.000	18,227.992	171,262.769	104,381.044
12-2031	2,197.020	62	50.2	0.000	0.000	3,534.526	.000	16,019.201	187,281.970	112,292.122
12-2032	2,039.131	62	50.2	0.000	0.000	3,109.164	.000	13,968.711	201,250.681	118,563.819
12-2033	1,994.081	62	50.2	0.000	0.000	2,694.294	.000	11,934.231	213,184.912	123,434.526
12-2034	1,931.975	62	50.2	0.000	0.000	2,340.357	.000	10,266.755	223,451.667	127,245.662
12-2035	1,872.970	62	50.2	0.000	0.000	2,063.860	.000	8,948.889	232,400.555	130,263.837
12-2036	1,812.075	62	50.2	0.000	0.000	1,792.448	115.941	7,894.833	240,295.388	132,685.683
12-2037	1,784.585	58	48.0	0.000	0.000	1,606.806	.000	7,245.133	247,540.521	134,704.462
12-2038	1,758.656	58	48.0	0.000	0.000	1,481.927	.000	6,639.462	254,179.983	136,386.549
12-2039	1,699.835	54	45.8	0.000	0.000	1,344.020	91.477	5,982.750	260,162.733	137,763.730
12-2040	1,699.835	54	45.8	0.000	0.000	1,266.669	.000	5,627.393	265,790.127	138,941.842
12-2041	1,699.802	54	45.8	0.000	0.000	1,187.348	.000	5,168.551	270,958.677	139,925.446
12-2042	1,697.830	54	45.8	0.000	0.000	1,115.350	.000	4,751.475	275,710.153	140,747.534
S Tot	63,693.319			0.000	0.000	87,072.711	242,411.642	275,710.153	275,710.153	140,747.534
After	34,333.341			0.000	0.000	12,514.688	2,328.398	35,647.192	311,357.345	144,450.666
Total	98,026.661			0.000	0.000	99,587.398	244,740.040	311,357.345	311,357.345	144,450.666

SEC Price (1/31/2024)

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	77.50	2.554
Thereafter	Flat	Flat
Cap	77.50	2.554

Percent	Cum. Disc.
10.00	144,450.666
12.00	126,658.533
15.00	104,443.131
20.00	75,729.355
30.00	36,701.014
35.00	22,736.714
40.00	11,179.142
40.00	11,179.142
50.00	-6,805.983

11 Months in first year 47.107 Year Life (03/2071)

PHD 3/14/2024 13:32:4 Summary

APPENDIX
Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description - Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)

(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)	Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.
(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)	$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent ("BOE"). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.
(22)	Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.
(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.
(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)	Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.
(29) (30)	Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.
(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile	• The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF's for the "Without Hedge" case may be shown to the left of the main DCF profile.
Life	• The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	• Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	• A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) *production performance*, (2) *material balance*, (3) *volumetric* and (4) *analogy*. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as "decline curve" analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for "resource plays," where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

"(22) **Proved oil and gas reserves**. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

"(i) The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

"(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

"(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

"(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

"(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

"(6) **Developed oil and gas reserves**. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

"(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

"(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

"(31) **Undeveloped oil and gas reserves**. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

"(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

"(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

"(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

"(18) **Probable reserves**. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

"(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

"(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

"(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

"(iv) See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

"(17) **Possible reserves**. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

"(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

"(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

"(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

"(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

"(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

"(vi) Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations."

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that "a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K." This is relevant in that Instruction 2 to paragraph (a)(2) states: "The registrant is *permitted, but not required*, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item."

"(26) **Reserves**. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

"Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations)."